EXHIBIT 99

HARBOR FLORIDA BANCSHARES, INC. ANNOUNCES DIVIDEND INCREASE, FIRST QUARTER EARNINGS AND SENIOR OFFICER PROMOTIONS

FOR IMMEDIATE RELEASE: JANUARY 18, 2006

          (Fort Pierce, FL) Harbor Florida Bancshares, Inc. (“the Company”) (NASDAQ-HARB), the holding company for Harbor Federal Savings Bank (“the Bank”), announced today that its Board of Directors declared a 37.5% increase in the quarterly dividend to 27.5 cents per share for the quarter ending December 31, 2005 from 20 cents per share.  The increase is due to the Company’s strong capital position and its continued increases in earnings.  The dividend is payable February 17, 2006 to shareholders of record as of January 30, 2006.

          The Company also announced that diluted earnings per share for its first fiscal quarter ended December 31, 2005 increased 10.9% to 51 cents per share on net income of $12.0 million, compared to 46 cents per share on net income of $10.8 million for the same period last year.  The increase was predominately due to increased net interest income, resulting from an increase in average interest-earning assets due primarily to originations of loans. This growth was funded primarily with deposits, FHLB advances and repayments of mortgage-backed securities.  The increase in net interest income was supplemented by increased other income offset by increased other expenses.

FINANCIAL CONDITION

          Total assets increased to $3.053 billion at December 31, 2005, from $3.012 billion at September 30, 2005.  Total net loans increased to $2.369 billion at December 31, 2005, from $2.276 billion at September 30, 2005.  Total deposits decreased to $2.053 billion at December 31, 2005, from $2.056 billion at September 30, 2005.

          Total net loans increased due primarily to net increases of $52.3 million in residential one-to-four family mortgage loans, $6.3 million in land loans, $9.0 million in nonresidential mortgage loans, $7.3 million in multifamily loans, $12.9 million in consumer loans, and $4.2 million in commercial business loans for the three months ended December 31, 2005.  These increases were a result of increased expansion and growth in the Bank’s primary markets.  When comparing originations for the quarter ended December 31, 2005 to the same period last year, residential one-to-four family mortgage loan originations increased 15.5% to $211.0 million.  Consumer loan originations increased 12.2% to $45.2 million.  Commercial real estate loan originations increased 10.3% to $45.4 million.  Commercial business loan originations decreased to $10.2 million from $13.0 million.

          Deposits decreased slightly from September 30, 2005 to $2.053 billion due to a net decrease of $35.2 million in core deposits (transaction and passbook accounts) offset by an increase of $32.2 million in certificate accounts.  In the fourth quarter of its 2005 fiscal year, the Company began selective programs to attract additional certificate accounts as a longer term, fixed-rate funding source to offset anticipated increases in rates.  The increase in certificate accounts was due to these programs and customers’ increased preference for longer-term deposit products in a higher interest rate environment.  The Company continues to emphasize growth in transaction accounts.

RESULTS OF OPERATIONS

          Net interest income increased 11.7% to $28.5 million for the quarter ended December 31, 2005, from $25.5 million for the quarter ended December 31, 2004.  This increase was primarily a result of an 11.4% increase in average interest-earning assets over the comparable period in 2004. Average total loans increased by $422.6 million, reflecting increased loan originations as a result of expansion and growth in the Bank’s primary markets. The average balance of core deposits, certificate accounts and FHLB advances increased $33.4 million, $173.6 million and $79.5 million, respectively.  The average balance of mortgage-backed securities decreased $89.3 million.  The average balance of core deposits decreased to 50.7% of total average deposits from 54.5% for the same quarter last year.

          Provision for loan losses was $352,000 for the quarter ended December 31, 2005, compared to $450,000 for the quarter ended December 31, 2004.  The provision for the quarter ended December 31, 2005 was principally comprised of a charge of $256,000 due to increased credit risk resulting from growth in the loan portfolio (primarily consumer and residential loans), an increase of $190,000 due to an increase in the level of classified loans, partially offset by $94,000 in net recoveries.

          Other income increased to $6.2 million for the quarter ended December 31, 2005, compared to $5.1 million for the quarter ended December 31, 2004.  This increase was due primarily to increases of $906,000 in loan and deposit-related fees and service charges and $409,000 in gain on sale of mortgage loans, partially offset by a decrease of $306,000 in gain on disposal of premises and equipment.  The increase in fees and service charges was primarily due to growth in transaction accounts and lower than usual fees earned in the quarter ended December 31, 2004.  The impact of the two hurricanes that hit the Treasure Coast in September 2004 resulted in lower levels of loan originations, loan sales and fee income during the quarter ended December 31, 2004.  The increase in gain on sale of mortgage loans was primarily due to the value assigned to mortgage servicing rights on loans sold during the quarter ended December 31, 2005.  The gain on disposal of premises and equipment in the quarter ending December 31, 2004 was due to insurance proceeds received on hurricane damaged premises and equipment.

          Other expense increased to $14.6 million for the quarter ended December 31, 2005, from $12.5 million for the quarter ended December 31, 2004.  This increase was due primarily to increases of $1.0 million in compensation and benefits, $503,000 in occupancy, $213,000 in data processing services and $227,000 in other.  The increase in compensation and benefits was primarily due to additional staff required to support the growth in loans and deposits, a $276,000 increase in pension expense and $117,000 in stock option expense.  The increases in occupancy, data processing services and other were primarily due to growth in loans and deposits and expenses incurred in the opening of new branches.

          Income tax expense was $7.8 and $7.0 million for the quarters ended December 31, 2005 and 2004.  The effective tax rate was 39.5% for the quarter ended December 31, 2005 and 39.2% for the same period last year.

ASSET QUALITY

          Nonperforming loans increased to $2.6 million at December 31, 2005 from $2.2 million at September 30, 2005.  Net recoveries for the quarter ended December 31, 2005 were $94,000 compared to $6,000 in chargeoffs for the same period last year.  The ratio of the allowance for loan losses to total net loans decreased to .85% as of December 31, 2005, from .94% for the same period last year.  The allowance for loan losses remains sufficient to cover losses inherent in the loan portfolio.

BRANCH EXPANSION

          Harbor Federal expanded its branch network to include two new branches in Sanford and one new branch in Clermont on State Route 50.  All three branches opened during the first fiscal quarter of 2006.  In the second fiscal quarter, Harbor Federal will open new branch facilities for its Virginia Avenue branch in Fort Pierce.

TREASURY STOCK REPURCHASES

          Harbor Florida Bancshares, Inc.’s Board of Directors approved an extension of the Company’s stock repurchase plan to October 13, 2006, permitting the Company to acquire up to 1,200,000 shares of its common stock, subject to market conditions.  The Company has repurchased 465,200 shares under the current stock repurchase program.  As of December 31, 2005, the Company has a total of 8,025,496 shares held as treasury stock.

SENIOR MANAGEMENT ANNOUNCEMENTS

          The Company also announced several actions with respect to senior officers.  First, its Chief Executive Officer, Michael J. Brown, Sr., was today elected Chairman of the Board of Directors.  He will continue to serve as the Company’s CEO, a position he has held since 1976.  The Company’s Chief Operating Officer and Executive Vice President, J. Hal Roberts, was promoted to President of the Company, succeeding Mr. Brown in that position, and will also continue to serve as the Company’s Chief Operating Officer.  Also, Senior Vice President Michael J. Brown, Jr. was promoted to Executive Vice President, succeeding Mr. Roberts and will continue to head Harbor’s retail banking operations.  Both officers will continue to report to Mr. Brown, Sr.

          CEO Michael J. Brown, Sr. said, “We are pleased and fortunate that we have long-time members of the Harbor Family with the experience and talent to fill these important positions.  Both Hal and Mike are deserving of these promotions.”

          The Company also announced that it will designate Bruce Abernethy, Sr. as lead, independent director.  Mr. Abernethy served as Chairman of the Board for the 2005 fiscal year and has been a director since 1983.

          Mr. Brown also announced the retirement of long-time Chief Lending Officer and Senior Vice President David C. Hankle effective March 31, 2006.  Upon retirement, Mr. Hankle will be beginning a new career of active involvement in his church including enrollment in a four-year curriculum in theology.  “We are sorry to be saying goodbye to a skilled lending officer and valued colleague and friend, but we wish Dave and his family well,” said Mr. Brown.

          No successor to Mr. Hankle has been named.  Mr.. Hankle may extend his retirement date beyond March 31st to assist the Company in managing the transition.

          Harbor Federal is located in Fort Pierce, Florida and has 40 offices located in an eight-county area of East Central Florida.  Harbor Florida Bancshares, Inc. common stock trades on the NASDAQ National Market under the symbol HARB.

          Financial highlights for Harbor Florida Bancshares, Inc. are attached.

CONTACT: Michael J. Brown, Sr., President, (772) 460-7000; H. Michael Callahan, CFO, (772) 460-7009; or Toni Santiuste, Investor Relations, (772) 460-7002; http:www.harborfederal.com.

HARBOR FLORIDA BANCSHARES, INC.

	December 31, 2005	September 30, 2005

	(In Thousands)
Selected Consolidated Financial Data:
Total assets	$3,052,615	$3,012,185
Loans, gross	2,389,210	2,295,609
Allowance for loan losses	20,194	19,748
Net loans	2,369,016	2,275,861
Loans held for sale	9,024	10,695
Interest-bearing deposits	5,040	23,689
Investment securities	108,999	128,871
Mortgage-backed securities	366,631	388,458
Goodwill	3,591	3,591
Deposits	2,053,277	2,056,307
FHLB advances	645,468	595,473
Stockholders’ equity	330,246	320,511
# of common shares outstanding	24,002	23,977

	Three months ended December 31,

	2005	2004

	(In Thousands Except per Share Data)
Selected Consolidated Operating Data:
Interest income	$46,458	$38,330
Interest expense	17,959	12,805

Net interest income	28,499	25,525
Provision for loan losses	352	450

Net interest income after provision for loan losses	28,147	25,075
Other Income:
Fees and service charges	4,578	3,672
Insurance commissions and fees	683	645
Gain on sale of mortgage loans	877	468
(Loss) gain on disposal of premises and equipment	(3)	303
Other	62	55

Total other income	6,197	5,143
Other expenses:
Compensation and benefits	8,530	7,485
Occupancy	2,298	1,795
Other	3,724	3,198

Total other expenses	14,552	12,478

Income before income taxes	19,792	17,740
Income tax expense	7,821	6,950

Net income	$11,971	$10,790

Net income per share:
Basic	$0.52	$0.48
Diluted	$0.51	$0.46
Weighted average shares outstanding
Basic	22,998	22,684
Diluted	23,441	23,256

HARBOR FLORIDA BANCSHARES, INC.

Three months ended December 31,

2005	2004

Selected Financial Ratios:
Performance Ratios:
Return on average assets (1)	1.55%	1.56%
Return on average stockholders’ equity (1)	14.69%	14.84%
Book value per share	$13.76	$12.39
Net interest rate spread (1)	3.68%	3.71%
Net interest margin (1)	3.89%	3.88%
Non-interest expense to average assets (1)	1.88%	1.81%
Net interest income to non-interest expense (1)	1.98	x	2.06	x
Average interest-earning assets to average interest-bearing liabilities	108.58%	108.98%
Efficiency ratio (1)	42.68%	41.48%
Asset Quality Ratios:
Non-performing assets to total assets	0.09%	0.11%
Allowance for loan losses to total loans	0.85%	0.94%
Allowance for loan losses to classified loans	414.83%	400.08%
Allowance for loan losses to non-performing loans	772.35%	612.82%
Capital Ratios:
Average shareholders’ equity to average assets	10.54%	10.52%
Shareholders’ equity to assets at period end	10.82%	10.51%

(1) Ratio is annualized.

	Three months ended December 31,

	2005	2004

	(In Thousands)
Selected Average Balances:
Total assets	$3,066,611	$2,749,578
Interest earning assets	2,939,068	2,638,442
Gross loans	2,348,013	1,925,404
Stockholders’ equity	323,196	289,215
Deposits	2,073,864	1,866,863
Asset Quality:
Nonaccrual loans	2,615	2,977
Net loan charge-offs (recoveries)	(94)	6
Loan Originations:
Residential	211,034	182,717
Commercial Real Estate	45,402	41,175
Consumer	45,175	40,269
Commercial Business	10,220	13,020
Loan Sales:	33,169	21,395

HARBOR FLORIDA BANCSHARES, INC.

	For the three months ended

	Dec. 31, 2005	Sept. 30, 2005	June 30, 2005	Mar. 31, 2005	Dec. 31, 2004

	(In Thousands Except Per Share Data)
Selected Consolidated Operating Data:
Interest income	$46,458	$44,158	$42,481	$39,916	$38,330
Interest expense	17,959	15,971	14,447	12,841	12,805

Net interest income	28,499	28,187	28,034	27,075	25,525
Provision for loan losses	352	464	463	538	450

Net interest income after provision for loan losses	28,147	27,723	27,571	26,537	25,075
Other Income:
Fees and service charges	4,578	4,639	4,315	4,091	3,672
Insurance commissions and fees	683	843	899	850	645
Gain on sale of mortgage loans	877	656	601	564	468
(Loss) gain on disposal of premises and equipment	(3)	476	29	(8)	303
Gain on sale of debt securities	—	—	41	—	—
Other	62	76	171	52	55

Total other income	6,197	6,690	6,056	5,549	5,143
Other expenses:
Compensation and benefits	8,530	8,330	8,130	7,828	7,485
Occupancy	2,298	2,187	1,964	1,877	1,795
Other	3,724	4,144	3,893	3,568	3,198

Total other expenses	14,552	14,661	13,987	13,273	12,478

Income before income taxes	19,792	19,752	19,640	18,813	17,740
Income tax expense	7,821	7,740	7,701	7,358	6,950

Net income	$11,971	$12,012	$11,939	$11,455	$10,790

Net income per share:
Basic	$0.52	$0.52	$0.52	$0.50	$0.48
Diluted	$0.51	$0.51	$0.51	$0.49	$0.46

HARBOR FLORIDA BANCSHARES, INC.

	Three months ended December 31,

	2005			2004

	Average Balance	Interest & Dividend	Yield/ Rate	Average Balance	Interest & Dividend	Yield/ Rate

	(Dollars in Thousands)
Analysis of Net Interest Income:
Assets:
Interest-earning assets :
Interest-bearing deposits	$62,614	$631	3.94%	$81,021	$397	1.92%
Investment securities	150,742	1,206	3.19	165,023	1,060	2.57
Mortgage-backed securities	377,699	3,588	3.80	466,994	4,493	3.85
Mortgage loans	2,008,542	34,515	6.86	1,645,005	27,466	6.67
Other loans	339,471	6,518	7.62	280,399	4,914	6.97

Total interest-earning assets	2,939,068	46,458	6.30	2,638,442	38,330	5.80

Total noninterest-earning assets	127,543			111,136

Total assets	3,066,611			2,749,578

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities
Deposits:
Transaction accounts	$833,202	$1,808	0.86%	$811,025	$1,051	0.52%
Passbook savings	192,043	319	0.66	185,005	128	0.28
Official checks	26,086	0	0	21,875	0	0
Certificate accounts	1,022,533	8,788	3.41	848,958	5,468	2.56

Total deposits	2,073,864	10,915	2.09	1,866,863	6,647	1.42
FHLB advances	632,894	7,044	4.36	553,436	6,146	4.35
Other borrowings	0	0	0.00	778	12	6.00

Total interest-bearing liabilities	2,706,758	17,959	2.62	2,421,077	12,805	2.09

Noninterest-bearing liabilities	36,657			39,286

Total liabilities	2,743,415			2,460,363
Stockholders’ equity	323,196			289,215

Total liabilities and stockholders’ equity	$3,066,611			$2,749,578

Net interest income/ interest rate spread		$28,499	3.68%		$25,525	3.71%

Net interest-earning assets/ net interest margin	$232,310		3.89%	$217,365		3.88%

Interest-earning assets to interest-bearing liabilities			108.58%			108.98%